Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

Fidus Investment Corporation and Subsidiaries

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our reports dated March 6, 2014 (appearing in the accompanying registration statement on Form N-2) also included an audit of the senior securities table of Fidus Investment Corporation and Subsidiaries appearing in this Form N-2. This table is the responsibility of Fidus Investment Corporation and Subsidiaries’ management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ McGladrey LLP

Chicago, Illinois

March 6, 2014